Exhibit 21.1

List of Subsidiaries of KLX Inc.

Set forth below is a list of subsidiaries of KLX Inc. The following entities are wholly owned subsidiaries of KLX Inc. and are owned directly by either KLX Inc. or by wholly owned subsidiaries of KLX Inc.

Subsidiary	Jurisdiction of Formation
Advanced Engineered Products LLC	Delaware
Herndon Aerospace & Defense, LLC	Delaware
Herndon Products Holding Corporation	Delaware
Herndon Products, LLC	Missouri
Interturbine Aviation Logistics GmbH	Germany
Interturbine Aviation Logistics Ltd	United Kingdom
Interturbine Czechia s.r.o.	Czech Republic
Interturbine Hungary Kft.	Hungary
Interturbine, LLC	Delaware
Interturbine Technologies GmbH	Germany
Interturbine Tianjin Limited	China
Jay Cee Fastener Corp.	New Jersey
KLX Aerospace Solutions (Hong Kong) Limited	Hong Kong
KLX Aerospace Solutions (STR) Group Limited	United Kingdom
KLX Aerospace Solutions Canada Inc.	Canada
KLX Aerospace Solutions DE Holding GmbH	Germany
KLX Aerospace Solutions Deutschland GmbH	Germany
KLX Aerospace Solutions FZE	United Arab Emirates
KLX Aerospace Solutions GmbH	Germany
KLX Aerospace Solutions Limited	United Kingdom
KLX Aerospace Solutions II Limited	United Kingdom
KLX Aerospace Solutions International GmbH	Switzerland
KLX Aerospace Solutions S.r.l.	Italy
KLX Aerospace Solutions SAS	France
KLX Aerospace Solutions Sp. z o.o.	Poland
KLX Aerospace Solutions s.r.o.	Czech Republic
KLX Aerospace Solutions Pte. Limited	Singapore
KLX Aerospace Solutions Pty Limited	Australia
KLX Energy Holdings LLC	Delaware
KLX Energy Services LLC	Delaware
KLX Europe Holding Limited	United Kingdom
KLX International Inc.	Delaware
KLX Investments I S.à r.l.	Luxembourg
KLX Investments II S.à r.l.	Luxembourg
KLX Investments III S.à r.l.	Luxembourg
KLX RE Holdings LLC	Delaware
M&M Aerospace Hardware, Inc.	Florida
N Y F Corp.	New Jersey
Polygon Aerospace, LLC	Texas
Polytrade Holding Corporation	Delaware
UFC Aerospace LLC	Delaware